SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         Date of Report: March 14, 2003
                        (Date of Earliest Event Reported)

                      JOHN HANCOCK FINANCIAL SERVICES, INC.
               (Exact name of registrant as specified in charter)

                         Commission File Number: 1-15607

            DELAWARE                                     04-3483032
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)


                               John Hancock Place
                           Boston, Massachusetts 02117
                    (Address of principal executive offices)

                                 (617) 572-6000
              (Registrant's telephone number, including area code)

Item 5.      Other Events and Regulation FD Disclosure

             On March 14, 2003, John Hancock Financial Services, Inc., a Delaware corporation, issued a press release, a copy of which is attached hereto as Exhibit 99 and is incorporated herein by reference.

             Exhibit No.                  Item
             -----------                  ----

             99                           Press Release issued by
                                          John Hancock Financial Services, Inc.,
                                          dated March 14, 2003.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      JOHN HANCOCK FINANCIAL SERVICES, INC.



Date:     March 17, 2003              By:    /s/ Thomas E. Moloney
                                             -----------------------------------
                                             Thomas E. Moloney
                                             Senior Executive Vice President and
                                             Chief Financial Officer

                                                                      Exhibit 99


News


                                             John Hancock
                                          FINANCIAL SERVICES


                                        Contact: Roy Anderson
                                        ---------------------
                                        Phone: (617) 572-6385

For Release: Upon Receipt


                    JOHN HANCOCK ANNOUNCES $910 MILLION SALE
                     OF BUILDINGS TO BEACON CAPITAL PARTNERS

       Hancock Corporate Headquarters to "Stay Put" Under Long-Term Lease



BOSTON, Friday, March 14, 2003--John Hancock Financial Services, Inc. today announced the sale of three of its home office complex buildings to Beacon Capital Partners for $910 million. As part of the transaction, Hancock also provided Beacon Capital Partners with a long-term sub-lease of the John Hancock Garage. At the same time, John Hancock has signed a long-term lease on the space it now occupies in those buildings and will continue to use them as its corporate headquarters.

In addition to its tower at 200 Clarendon Street, the sale includes: 197 Clarendon Street (the "Stephen L. Brown Building"), and 200 Berkeley Street (the "Berkeley Building"). All together, these buildings are known as the Tower Complex and approach three million square feet of office space.

"With this agreement with Beacon Capital Partners, we achieve two key goals. First, we unlock a substantial amount of capital that will be redeployed in ways that strengthen the company and create value for our stakeholders," John Hancock Chairman and Chief Executive Officer David F. D'Alessandro said. "Second, the long-term lease we've signed keeps our corporate headquarters here in Boston and demonstrates our commitment to remain a robust and active corporate citizen in this community."

The sale of the property will generate a pre-tax gain of about $570 million. The gains will be realized in two steps, the first $160-$170 million after-tax capital gain coming this year, and the remaining amortized over the term of the lease. Under standardized accounting practices (FAS 98/Accounting for Leases), certain gains are recognized immediately and the balance is amortized over the life of the lease. The amortization of gains will be recognized in operating income and is consistent with our earlier released 2003 earnings guidance of 7% to 11% EPS growth.

The sale also immediately increases John Hancock Life Insurance Company's risk-based capital ratio from 305% at year end to at least 320%.

Under the terms of the agreement, all three buildings will maintain their current names and Hancock will retain the right to lease its current space for 10-15 years depending on the building, with market extension options for up to an additional 25 years.

Hancock expects the transition to the new owner to be seamless. Under the terms of the sale, Hancock will manage the property for a 120-day transition period. During that time, Hancock employees who operate, maintain and secure the buildings will continue in their normal roles. When the transition period ends, some of these employees will keep their positions with Hancock and it is anticipated that many of the others will be hired by Beacon Capital.

The results of the transaction will be finalized during the first quarter once all of the final calculations are completed.

John Hancock Financial Services, Inc. (NYSE: JHF) and its affiliated companies, which include John Hancock Life Insurance Company, together provide a broad array of insurance and investment products and services to retail and institutional customers. As of December 31, 2002, John Hancock and its subsidiaries had total assets under management of $127.6 billion.

Forward-looking Statements

The statements, analyses, and other information contained herein relating to trends in the company's operations and financial results, the markets for the company's products, the future development of the company's business, and the contingencies and uncertainties to which the company may be subject, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "will," "should," "may," and other similar expressions, are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Such statements are made based upon management's current expectations and beliefs concerning future events and their potential effects on the company.

Future events and their effects on the company may not be those anticipated by management. John Hancock's actual results may differ materially from the results anticipated in these forward-looking statements. For a discussion of factors that could cause or contribute to such material differences, investors are directed to the risks and uncertainties discussed in our Form 10-K for the year ended December 31, 2001, and other documents filed by the company with the Securities and Exchange Commission. These risks and uncertainties include, without limitation, the following: changes in general economic conditions; the performance of financial markets and interest rates; customer responsiveness to existing and new products and distribution channels; competitive and business factors; new tax or other legislation; and government regulation.

The company specifically disclaims any obligation to update or revise any forward looking information, whether as a result of new information, future developments or otherwise.